GUZOV OFSINK, LLC
600 Madison Avenue
New York, New York 10022

August 13, 2010

Rongfu Aquaculture, Inc.
Dongdu Room 321
No. 475 Huanshidong Road
Guangzhou City
PRC 510075

                     Re:              Registration Statement on Form S-1
           of Rongfu Aquaculture, Inc.

Gentlemen:

We have acted as counsel to Rongfu Aquaculture, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 7,940,370 shares of the Company's Common Stock, par value $.001 per share for resale.

In our capacity as counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Company’s Series A Preferred Stock (“Series A Stock”) and warrants to purchase Common Stock (“Warrants”), which securities may be converted into or exercised for the  Shares.  In addition, in connection with the registration of the foregoing Shares, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including, but not limited to, certain agreements relating to the authorization, issuance, registration and sale of such securities and copies of resolutions of the Board of Directors authorizing the issuance of such securities and the registration for resale of the Shares pursuant to the Registration Statement.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms of the Series A Stock and the Warrants (including, in the case of the Warrants, payment of the exercise price thereof in full to the Company) will be validly issued, fully paid and non-assessable.

This opinion includes our opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.  We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.

We express no opinion as to compliance with the securities or "blue sky" laws of any state or country in which the Shares are proposed to be offered and sold.

Very truly yours,

/s/ Guzov Ofsink

Guzov Ofsink, LLC